Filed Pursuant to Rule 433 of the Securities Act of 1933

Issuer Free Writing Prospectus dated August 11, 2026

Relating to Preliminary Prospectus Supplement dated August 11, 2026 and Prospectus dated September 16, 2025

Registration No. 333-290073

Adamas Trust, Inc.

$90,000,000 9.600% Senior Notes due 2031

Pricing Term Sheet

August 11, 2026

Issuer:	Adamas Trust, Inc., a Maryland corporation (the “Company”)

Title of the Securities:	9.600% Senior Notes due 2031 (the “Notes”)

Type of Offering:	SEC Registered

Principal Amount:	$90,000,000

Over-Allotment Option:	Up to $13,500,000 aggregate principal amount of Notes within 30 days of the date hereof

Type of Note:	Fixed rate note

Stated Maturity Date:	October 1, 2031

Interest Rate:	9.600%

Trade Date:	August 11, 2026

Settlement Date:	August 14, 2026 (T + 3)*

Interest Payment Dates:	Each January 1, April 1, July 1 and October 1, commencing on October 1, 2026. If an interest payment date falls on a non-business day, the applicable interest payment will be made on the next business day and no additional interest will accrue as a result of such delayed payment

Interest Periods:	The initial interest period will be the period from and including August 14, 2026, to, but excluding, the initial interest payment date, and the subsequent interest periods will be the periods from and including an interest payment date to, but excluding, the next interest payment date or the stated maturity date, as the case may be

Day Count Basis:	360-day year of twelve 30-day months

Issue Price:	$25.00

Price to Issuer:	$24.2125

Net Proceeds to the Issuer, before Expenses:	$87,165,000 total assuming the option is not exercised

Denominations:	$25.00 and integral multiples of $25.00 in excess thereof

Optional Redemption:	The Notes may be redeemed in whole or in part at any time or from time to time at the Company’s option on or after October 1, 2028, upon not less than 30 days nor more than 60 days written notice to holders prior to the redemption date, at a redemption price equal to 100% of the outstanding principal amount of the Notes to be redeemed plus accrued and unpaid interest to, but excluding, the redemption date

CUSIP / ISIN:	CUSIP: 00547J 207 ISIN: US00547J2078

Listing:	The Company intends to apply to list the Notes on the Nasdaq Global Select Market under the trading symbol “ADAMK” and expects trading of the Notes to commence within 30 days after the original issue date

Joint Book-Running Managers:	Morgan Stanley & Co. LLC, Keefe, Bruyette & Woods, Inc., Piper Sandler & Co., RBC Capital Markets, LLC, UBS Securities LLC and Wells Fargo Securities, LLC

Trustee:	U.S. Bank Trust Company, National Association

*       Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to their delivery will be required, by virtue of the fact that the Notes will initially settle T + 3, to specify an alternative settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes prior to their date of delivery should consult their own advisors.

This communication is intended for the sole use of the person to whom it is provided by the issuer.

The issuer has filed a registration statement (including a base prospectus dated September 16, 2025) and a preliminary prospectus supplement dated August 11, 2026 with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and related preliminary prospectus supplement if you request them from Morgan Stanley & Co. LLC by calling 1-800-584-6837, Keefe, Bruyette & Woods, Inc. by calling 1-800-966-1559, Piper Sandler & Co. by emailing fsg-dcm@psc.com, RBC Capital Markets, LLC by calling 1-866-375-6829, UBS Securities LLC by calling 1-833-481-0269 or Wells Fargo Securities, LLC by calling 1-800-645-3751 or by emailing wfscustomerservice@wellsfargo.com.